UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 3, 2009

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 Roselle Street, Suite 100
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 3, 2009, OccuLogix, Inc., or the Company, entered into a capital advisory agreement with Greybrook Capital Inc., or Greybrook.  Pursuant to the terms of the agreement, Greybrook will provide capital advisory services to the Company on a non-exclusive basis and is entitled to receive, within 90 days of the agreement and again on or before the first anniversary of the date of the agreement compensation consisting of (i) $100,000 in cash or (ii) shares of the Company’s common stock equal to the quotient of (A) $100,000 and (B) the volume weighted average per share trading price of the Company’s common stock on the NASDAQ Capital Market for the ten-day trading period immediately preceding the date of issuance.  The Company has the right to terminate the engagement of Greybrook at any time upon ten days prior written notice and, unless extended by agreement of the parties, the agreement shall automatically terminate on November 3, 2011.

The agreement also provides that the Company prepare and file with the Securities and Exchange Commission, or SEC, up to two registration statements covering the resale of shares, if any, issued to Greybrook in connection with the agreement, which we refer to as the registrable securities, within 30 days after the receipt of a written request from Greybrook.  The Company is required to use commercially reasonable efforts to cause such registration statements to be declared effective by the SEC as promptly as possible after filing and to maintain such effectiveness until the earlier of the date that all of the covered shares have been sold or otherwise disposed of, and the date that is 180 days after the effective date of such registration statement.  Under the agreement, the Company is responsible for all fees and expenses incident to Greybrook’s registration rights, excluding any underwriting, placement agent, broker or similar fees.  If, on the day a registration request is received, the Company determines the expenses payable by the Company in connection with the request would exceed the value of the Registrable securities based on the closing price of such shares on the NASDAQ Capital Market on the date the request is received, the Company may purchase the Registrable securities at such per share closing price, in lieu of filing a registration statement.

The Company has the right to defer a request for registration or to suspend any distribution of the Registrable securities (i) during any period during which persons are generally restricted from trading in the Company’s common stock pursuant to the Company’s then-applicable insider trading policy, or (ii) if the Company determines, in good faith, that due to business considerations, it is in the Company’s best interest to delay such effectiveness or suspend its use.  The Company may delay the effectiveness of any registration statement pursuant to clause (ii), above, for up to 90 days and may suspend any distribution of Registrable securities pursuant to clause (ii) for up to 60 days in any one time; provided that such right to delay the effectiveness of or suspend a distribution shall not be exercised more than twice or for more than 120 days in the aggregate in any 12-month period.  The Company may also defer a requested registration if, at the time the request is received, the Company has commenced, or has a bona fide intention to commence, a public offering or private placement of equity or equity-linked securities.  The Company may defer such a request until the later of the consummation or abandonment of such public offering or private placement and the expiration of any lock-up, market stand-off or similar agreement applicable to such public offering or private placement.  Greybrook’s registration right under the agreement will terminate on the earlier of: (i) the date on which all of the Registrable securities issued or issuable to Greybrook have been sold or otherwise disposed of, (ii) the date on which all the Registrable securities issued or issuable to Greybrook are saleable under Rule 144 promulgated under the Securities Act of 1933, as amended, without being subject to volume restrictions, and (iii) October 23, 2011.

The Company has also agreed to indemnify Greybrook, its affiliates and shareholders and their respective directors, officers, employee, partners, agents, representatives and advisors against all claims, losses, damages, liabilities or expenses arising out of the provision of the services pursuant to the agreement.  Elias Vamvakas, chairman of the Company’s board of directors and acting chief executive officer, is a principal with, and holds a material financial interest in, Greybrook.

The foregoing description of the capital advisory agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Capital Advisory Agreement with Greybrook Capital Inc., dated November 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  November 3, 2009